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                                                                    Exhibit 99.4

         Consent of Donaldson, Lufkin & Jenrette Securities Corporation

  We hereby consent to (i) the inclusion of our opinion letter, dated May 10, 1999, to the Board of Directors of Meridian Data, Inc. (the "Company") as Appendix B to the proxy statement/prospectus of the Company and Quantum Corporation ("Quantum") relating the merger of Defiant Acquisition Sub, Inc., a wholly owned subsidiary of Quantum, with and into the Company, and (ii) all references to DLJ in the section captioned "Approval of the Merger and Related Transactions--Opinion of Financial Advisor to Meridian" of the proxy statement/prospectus of the Company and Quantum which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                          Donaldson, Lufkin & Jenrette
                                          Securities Corporation

                                                    /s/ Burke Smith
                                          By: _________________________________
                                                        Burke Smith
                                                       Vice President

New York, New York
August 5, 1999